Exhibit 10.8

SECOND AMENDED AND RESTATED

MANAGEMENT AGREEMENT

(Installed Building Products, LLC)

THIS SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) (originally made and entered into as of March 29, 2004, amended and restated as of June 29, 2005 and further amended and restated as of April 30, 2010), is entered into by and among IBP Holding Company, an Ohio corporation (“Service Company”); Installed Building Products, LLC, a Delaware limited liability company (“IBP”); OCM IBP Holdings, Inc., a Delaware corporation (“OCM”); Stonehenge Opportunity Fund LLC, a Delaware limited liability company (“SOF”); Primus IBP Investment, LLC, a Delaware limited liability company (“Primus Investment”); and Primus Executive Fund V Limited Partnership, a Delaware limited partnership (“Primus Executive” and collectively with OCM, SOF and Primus Investment and their respective successors and assigns, and any Person who acquires any equity interests in IBP from OCM, SOF, Primus Investment or Primus Executive, the “Investors”).

RECITALS:

A. IBP is in the business of manufacturing, selling, distributing and installing building and other related products.

B. Service Company desires to provide, and IBP desires to receive, certain services relating to the operation of its business, including corporate overhead and administrative services, upon the terms and conditions contained herein.

C. The Investors have made a substantial capital investment in IBP Holdings, LLC, a Delaware limited liability company and the sole member of IBP (“Parent”), and IBP and Service Company agreed to make the Investors parties to, and beneficiaries of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Services. IBP hereby retains Service Company to provide certain executive, management, administrative, corporate overhead, clerical and other support services, including, without limitation, accounting and financial services, human resources services, information services and risk management services, as more fully described on Exhibit A attached hereto (collectively, the “Services”) and to prepare status and other reports relating to the Services, upon the terms and conditions contained herein. The Services shall be provided by employees and consultants of Service Company and its Affiliates, specifically including, without limitation, Jeffrey W. Edwards.

2. Scope of Services. Service Company agrees to provide IBP with such Services during the term of this Agreement and to use its best efforts in the performance of its duties hereunder. The Services shall at all times be provided in a timely, competent, diligent and professional manner.

3. Service Fee.

3.1 Service Fee. In consideration of the performance of the Services, Service Company will be entitled to a monthly service fee (the “Service Fee”) equal to 2% of IBP’s Total Monthly Revenue. If the Service Fee for any calendar month exceeds the actual cost of providing the Services for such month (“Excess Fee”), the Service Company shall be entitled to retain the Excess Fee for such month, provided that the cumulative sum of the Excess Fees shall not exceed $3,589,000 during the term of this Agreement. Notwithstanding the foregoing, (i) the Excess Fee shall not be paid prior to June 30, 2011, and (ii) if for any reason, Service Company fails to provide the Services as required by this Agreement and such failure continues for thirty (30) days after written notice of such failure to Service Company, Service Company shall not be entitled to any Service Fee for any periods commencing after such 30-day period. Any undisputed Service Fee will be payable promptly upon IBP’s receipt of Service Company’s invoice therefor. In the event that IBP pays Service Company an amount in excess of the Service Fee owed by IBP pursuant to this Section 3.1, such excess will be remitted by Service Company to IBP within ten (10) days of receipt by Service Company.

3.2 Annual Budget. By January 1st of each calendar year during the term of this Agreement, Service Company shall prepare and deliver to the Investors for their reasonable approval an annual budget for Service Company for the upcoming calendar year (the “Annual Budget”), which shall include (a) an estimate of the Service Fee and (b) such other information as the Investors may reasonably request. In the event that there is any or there is reasonably anticipated to be any material change in IBP’s business (whether such change results or is reasonably anticipated to result in an increase or decrease in IBP’s business), Service Company shall be permitted within sixty (60) days of the change or the reasonable anticipation of such change to deliver a revised Annual Budget that reasonably reflects such increase or decrease in IBP’s business, and the amended Annual Budget shall be treated as a proposed Annual Budget for purposes of the Investors’ approval as provided below. The Investors shall have thirty (30) business days after receipt of the proposed Annual Budget to raise any reasonable objections to any matter contained therein. If the Investors do not object to any matter contained in the proposed Annual Budget within such 30-day period, such proposed Annual Budget shall be deemed to be final and shall be the Annual Budget for such calendar year. If, within such 30-day period, the Investors reasonably object to any matter contained in the proposed Annual Budget by delivering to Service Company a written notice setting forth in reasonable detail the basis for such objection (an “Objection Notice”), which Objection Notice shall include the Investors’ reasonable resolution of such objection, and Service Company disagrees with the Investor’s objection or resolution, then Service Company and the Investors will cooperate in good faith to resolve any such disputed matter; provided, however, that if Service Company and the Investors do not mutually resolve any such disputed matter within thirty (30) business days after the Investors’ delivery of an Objection Notice, then the Annual Budget shall be the Annual Budget for the immediately preceding calendar year, adjusted for inflationary increases based upon the Consumer Price Index; provided, further, that if the Investors approve of the proposed Annual Budget, such proposed Annual Budget shall be deemed to be final and shall be the Annual Budget for such calendar year.

3.3 Inspection Rights; Dispute. Service Company will maintain complete and accurate records with respect to its calculation of the Service Fee. During the term of this Agreement and for two (2) years thereafter, IBP and the Investors, at their expense, will have the right to examine and audit such records during regular business hours upon reasonable prior notice to Service Company. In the event IBP or the Investors disagree with any of Service Company’s calculations of the Service Fee, IBP or the Investors, as applicable, will provide written notice to Service Company setting forth in reasonable detail the basis for such disagreement and the amount of the Service Fee that IBP or the Investors, as applicable, believes is the correct amount. Thereafter, Service Company and IBP or the Investors, as applicable, will cooperate in good faith to resolve such disagreement. If Service Company and IBP or the Investors, as applicable, cannot resolve such disagreement within sixty (60) days of Service Company’s receipt of such notice, Service Company and IBP or the Investors, as applicable, will retain within ten (10) days after such 60-day period a nationally recognized independent accounting firm in the United States acceptable to both Service Company and IBP or the Investors, as applicable (the “Independent Accountants”), to review and decide the appropriate amount of any disputed item pursuant to the terms of this Agreement. If Service Company, IBP and the Investors are unable to agree upon the Independent Accountants, the Independent Accountants shall be one of the following three (3) public accounting firms (or its successor) determined after Service Company and the Investors, in that order, each exclude one such accounting firm: PricewaterhouseCoopers, KPMG LLP and Grant Thornton LLP. The decision of the Independent Accountants will be made within thirty (30) days of the date they are retained and will be final and binding upon, and non-appealable by, Service Company and IBP or the Investors, as applicable. The fees and expenses of the Independent Accountants will be paid by the party whose estimate of the Service Fee in dispute is furthest from the Independent Accountants’ calculation of the Service Fee in dispute. The provisions contained in this Section 3.3 will survive the termination of this Agreement.

4. Term; Termination.

4.1 Term. Subject to the provisions of Section 4.2 hereof, the term of this Agreement will commence on March 29, 2004 and will continue until the date upon which no Investor owns any equity interest in Parent; provided, however, that notwithstanding the foregoing, in the event of a Change of Control and upon the request of the Investors prior to such Change of Control, the term of this Agreement shall continue for a period of up to one (1) year after the date of the Change of Control.

4.2 Default or Insolvency. In addition to expiration of this Agreement pursuant to Section 4.1, this Agreement may be terminated by written notice to the other parties and the Agent as follows: (a) Service Company may terminate this Agreement if at any time IBP fails to pay any undisputed Service Fee (other than due to any limitation on the amount of such fees that may be paid by IBP during the continuation of an event of default under the Financing Documents pursuant to the terms thereof) and such failure continues for a thirty (30) day period after written notice of such failure to IBP; and (b) either IBP, with the prior written approval of the Investors, or the Investors may terminate this Agreement if at any time Service Company materially fails to provide the Services in accordance with the provisions of this Agreement and such material failure continues for a thirty (30) day period after written notice of such failure to Service Company and the Agent.

4.3 Agreement Not to Compete or Solicit.

(a) Service Company agrees that, during the Noncompete Period, it shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of IBP or any of its Affiliates, as such businesses exist or are in process during the term of this Agreement within any geographical area in which IBP or any of its Affiliates engage or have plans to engage in such businesses, including, without limitation, any geographic area where IBP or any of its Affiliates provide their products or services or where their products or services are used by any of their customers. Nothing herein shall prohibit Service Company from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Service Company has no active participation in the business of such corporation.

(b) The parties hereto acknowledge that the individual, beneficial equity owners of Service Company also own and operate entities that are in the business of buying and developing real estate and constructing single- and multi-family housing and office buildings (collectively, the “Edwards’ Construction Business”). As part of its business, the Edwards’ Construction Business purchases insulation, basement waterproofing, gutters, garage doors, shelving, shower doors and mirrors and hires service providers (including IBP) to install such products in its single- and multi-family housing and office buildings. The parties hereto acknowledge that nothing in this Section 4.3 shall prevent the Edwards’ Construction Business from continuing the activities described in this Section 4.3(b); provided, however, that any transactions between the Edwards’ Construction Business and Parent, IBP or its direct or indirect subsidiaries shall be at arms-length.

(c) During the Noncompete Period, Service Company shall not, directly or indirectly, (i) induce or attempt to induce any employee of IBP or any of its Affiliates to leave the employ of IBP or such Affiliate, or in any way interfere with the relationship between IBP or any such Affiliate and any employee thereof, (ii) hire any Person who was an employee of IBP or any of its Affiliates at any time during the term of this Agreement or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of IBP or any of its Affiliates to cease doing business with IBP or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and IBP or any such Affiliate (including, without limitation, making any negative or disparaging statements or communications regarding IBP or any of its Affiliates).

(d) If, at the time of enforcement of this Section 4.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Service Company acknowledges that the restrictions contained in this Section 4.3 are reasonable and that it has reviewed the provisions of this Agreement with its legal counsel.

(e) In the event of an alleged breach or violation by Service Company of this Section 4.3, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

(f) For the purposes of this Section 4.3, “Noncompete Period” means the period commencing on March 29, 2004 and ending on the second anniversary of the termination of this Agreement, subject to extension pursuant to Section 4.3(e) above; provided, however, that the Noncompete Period shall terminate upon a Change of Control, provided that if in connection with such Change of Control there is any separate consideration paid by the purchaser in such Change of Control for a covenant not to compete, such consideration shall be shared among the equity owners of Parent pro rata in proportion to their ownership interests in Parent determined on a fully-diluted basis. The provisions contained in this Section 4.3 will survive the termination of this Agreement.

4.4 Consequences of Termination. Except as expressly provided herein, upon termination of this Agreement all rights and obligations of the parties hereunder will immediately terminate, provided that IBP’s obligation to pay any undisputed, outstanding Service Fee, any claim that a party may have with respect to another party’s breach of a covenant hereunder and the terms of this Section 4.4 and Sections 3.3, 4.3, 6, 7, 8 and 10 each will survive such termination.

5. Nature of Relationship. All work or obligations performed by Service Company in connection with the Services will be performed as an independent contractor and Service Company acknowledges that it does not have authority to obligate or bind IBP or any Investor in any way, except as expressly authorized in Section 2 above with respect to IBP. No provision of this Agreement will be construed to create a partnership or a joint venture between the parties hereto, and except as provided in the previous sentence, no provision of this Agreement will be construed to create an agency.

6. Confidentiality. Service Company acknowledges that during its performance of the Services it will receive and have access to certain data, reports, standards, specifications, customer information and other confidential, technical or proprietary information of IBP, including, without limitation, any written materials generated by IBP containing such confidential, technical or proprietary information and any customer lists (collectively, the “Confidential Information”). Service Company will perform the Services in a manner reasonably designed to protect the Confidential Information from improper use or disclosure. Service Company agrees to use its commercially reasonable efforts to train and supervise its employees to achieve such result. Except in conjunction with its performance of the Services, Service Company will not disclose any Confidential Information to any Person that is not a party to this Agreement, unless (i) such information is in the public domain (other than as a result of disclosure by Service Company in violation of this Section 6), (ii) such disclosure is required by law, by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by rule or regulation, (iii) such disclosure is made to directors, officers, representatives, agents and employees of Service Company in the course of performing Service Company’s obligations or enforcing Service Company’s rights under this Agreement, provided that Service Company shall be liable for any breach of this Section 6 by any such representative or agent, or (iv) such disclosure is made in connection with Service

Company’s normal informational or reporting activities to Service Company’s Affiliates, auditors, attorneys or other agents, provided that Service Company shall be liable for any breach of this Section 6 by any such Affiliate, auditor, attorney or other agent. Service Company acknowledges and agrees that any disclosure by Service Company in violation of this Section 6 will cause irreparable harm to IBP and the Investors for which money damages alone would be insufficient, and Service Company agrees that in the event of any such violation IBP and/or the Investors will be entitled to seek temporary and permanent injunctive relief. The remedies described herein will not be the exclusive remedies for any such violation but will be in addition to all other remedies available to IBP and/or the Investors at law or in equity. The provisions contained in this Section 6 will survive the termination of this Agreement.

7. Intellectual Property.

7.1 Transfer of Intellectual Property; License. Service Company and IBP each covenant that any Intellectual Property, as well as any other assets or properties, to be used in or necessary to providing services of IBP shall be acquired by IBP. Service Company acknowledges and agrees that any and all ideas, improvements, inventions, derivative works and discoveries relating to the Intellectual Property that Service Company, or its employees, agents, independent contractors, successors or assigns, may make or conceive, either alone or jointly with others, during the term of this Agreement shall be the sole property of IBP. IBP grants to Service Company a nontransferable, nonexclusive, royalty-free, license during the term of this Agreement to use any such Intellectual Property (and all ideas, improvements, inventions, derivative works and discoveries relating thereto) solely in the provision of the Services.

7.2 Ownership of Intellectual Property. Subject to the provisions of Section 7.1 above, each of the parties hereto acknowledges and agrees that, in its capacity as the recipient (the “Recipient”) of Confidential Information and other proprietary property that is provided or given access to by the other (the “Disclosing Party”), including, without limitation, Intellectual Property, during the term of this Agreement, are and will remain the sole property of Disclosing Party. Recipient hereby assigns to Disclosing Party all of Recipient’s rights in and to any ideas, improvements, inventions and discoveries relating to the Confidential Information, or Intellectual Property of Disclosing Party that Recipient, or its employees, agents, independent contractors, successors or assigns, may make or conceive, either alone or jointly with others, during the term of this Agreement. Recipient further agrees that all such ideas, improvements, inventions and discoveries will be the sole property of Disclosing Party. Within thirty (30) days after the termination of this Agreement, each of the parties hereto will deliver to the other any of the Confidential Information, Intellectual Property or other proprietary property that it, as a Recipient, then possesses, including, without limitation, all written materials or computer disks containing Confidential Information or Intellectual Property, whether prepared by Recipient or Disclosing Party. The provisions of this Section 7 will survive the termination of this Agreement.

8. Indemnification. Service Company will indemnify IBP and hold IBP harmless from and against any liability, loss, cost, expense (including reasonable attorneys’ fees), damage, or penalty of any kind (collectively, “Damages”), on account of or resulting from (a) any breach by Service Company of any covenant contained in this Agreement; (b) any negligence or misconduct by Service Company in performing the Services, and (c) any breach of the covenants contained in Sections 6 or 7. IBP will indemnify Service Company and hold Service Company harmless from and against any Damages on account of or resulting from (a) any breach by IBP of any covenant contained in this Agreement, and (b) any claim or action for infringement of the intellectual property of a third party as a result of the performance of any of the Services by Service Company on behalf of IBP utilizing intellectual property that IBP purportedly owns or has a right to use, provided that Service Company shall give prompt notice to IBP of any such claim or action, and provided that, if any such claim or action arises from software which Service Company or IBP licenses from a third party, IBP’s obligation to indemnify Service Company is limited to the amount such third party pays to IBP for the purpose of indemnifying IBP for such claim or action. The provisions of this Section 8 will survive the termination of this Agreement.

9. Assignment; Change of Control; Reorganization of Service Company.

9.1 Assignment. Except as expressly provided herein, no party to this Agreement will in any way sell, transfer (including by operation of law), assign or otherwise dispose of this Agreement or any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement without the prior written consent of the other parties; provided, however, that IBP shall be permitted to grant a security interest in this Agreement to the Agent pursuant to the Financing Documents and the Agent may exercise its rights arising under any such security interest for the benefit of the Lenders. Any sale, transfer, assignment, or disposal, in whole or in part, of this Agreement, other than in accordance herewith, will be void and have no effect.

9.2 Change of Control. In the event of a Change of Control and upon the request of the Investors prior to such Change of Control, (a) the term of this Agreement shall continue for a period of up to one (1) year after the date of the Change of Control and (b) this Agreement shall be assigned to the Acquiring Person.

9.3 Reorganization of Service Company. After the occurrence of any Combination Triggering Date, at the option of the Investors or the Required Lenders, exercised by delivering written notice to Service Company (which notice Service Company shall promptly deliver to the Investors and the Agent, as applicable), and without any cost or expense to IBP, Agent, the Lenders or the Investors, (a) Service Company shall, and shall take all actions necessary to cause, the assets and personnel of Service Company to be combined with IBP such that the Services are provided internally by IBP (which combination shall be effected in the most tax-efficient manner pursuant to a transaction the form of which shall be mutually agreed upon by Service Company and the Investors) and (b) upon such combination, this Agreement shall terminate. The provisions of this Section 9.3 relating to the costs and expenses of any combination described in this Section 9.3 will survive the termination of this Agreement.

10. Miscellaneous.

10.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, where “control” means the possession directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b) “Acquiring Person” means, in the event of a Change of Control, (i) the Person acquiring all or substantially all of the assets of IBP or more than fifty percent (50%) of the Voting Securities of IBP or (ii) the surviving entity of a merger, consolidation, recapitalization or reorganization of IBP.

(c) “Agent” means JPMorgan Chase Bank, N.A., as Administrative Agent under the Financing Documents, and any successor agents under the Financing Documents.

(d) “Change of Control” means (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of IBP or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of stock) the result of which is that the equity owners of IBP immediately prior to such transaction are, after giving effect to such transaction, no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the outstanding Voting Securities of the surviving entity of such transaction; provided, however, that the term “Change of Control” shall not mean any sale, lease, transfer, conveyance or other transaction of the types described in clauses (i) and (ii) above that are due to the exercise of any rights of the Agent or the Lenders under the Financing Documents.

(e) “Combination Triggering Date” means any of the following: (i) the date that is five (5) business days prior to a contemplated Change of Control or initial Public Offering; (ii) the date that the Investors or the Required Lenders determine in good faith that the existence of this Agreement and the performance of the Services by Service Company (as opposed to an arrangement whereby the assets and personnel of Service Company are combined with IBP such that the Services are provided internally by IBP) has become a material disruption to IBP’s business or (iii) the date upon which an event of default under either (A) Article VII (a), (b), (h) or (i) of the Credit Agreement occurs, or (B) Article VII (e) of the Credit Agreement occurs solely to the extent such event of default arises from the failure of IBP to comply with Sections 5.01 (a) or (b) of the Credit Agreement; provided, however, that in the event such event of default described in this clause (B) occurs, a Combination Triggering Date shall not be deemed to have occurred unless such financial statement has not been delivered thirty (30) days after the date it was required to be delivered thereunder.

(f) “Common Units” means the Common Units issued pursuant to, and described in, the Third Amended and Restated Operating Agreement of Parent, as it may be amended, modified or supplemented from time to time in accordance with its terms.

(g) “Financing Documents” means that certain Credit Agreement (and any amendments, modifications, restatements or replacements thereof), dated as June 29, 2005, among IBP, JPMorgan Chase Bank, N.A., as Agent and as a Lender, and the Lenders from time to time a party thereto, together with any and all documents and agreements contemplated thereby.

(h) “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, files, programs, data, data bases and documentation thereof, including, without limitation, all “JobCore” software, (vi) trade secrets and other confidential or proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vii) copies and tangible embodiments thereof (in whatever form or medium); provided, however, that the term “Intellectual Property” shall not include any intellectual property associated with any licenses or agreements arising from the purchase of “off the shelf” or standard products.

(i) “Lenders” means JPMorgan Chase Bank, N.A. and the Lenders from time to time a party to the Financing Documents.

(j) “Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

(k) “Public Offering” means a sale of common equity securities by Parent or IBP to the public pursuant to an offering registered under the Securities Act of 1933, as amended.

(l) “Required Lenders” has the meaning given to it in the Financing Documents.

(m) “Total Monthly Revenue” means the revenue for each calendar month generated by IBP from the business and operations owned by IBP.

(n) “Voting Securities” means securities entitled to vote generally in matters affecting the issues of such securities or the issuer thereof.

10.2 Access to Facilities. IBP will provide reasonable access to its facilities to facilitate the provision of the Services hereunder.

10.3 Entire Agreement. This Agreement will constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes and cancels all previous negotiations, understandings and agreements between any of the parties regarding the subject matter hereof. No conditions, use of trade, course of dealing, understanding or agreement purporting to vary, explain or supplement the terms of this Agreement will be binding unless hereafter made in writing and signed by the parties hereto.

10.4 Effect On Other Agreements. Nothing contained herein will create any legal liability or obligation on the part of any party to this Agreement for any third party contracts, agreements, obligations or liabilities of any other party, unless a party to this Agreement expressly assumes such liability or obligation in a signed writing.

10.5 Applicable Law. This Agreement will be interpreted in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

10.6 Waiver. No waiver of any of the terms or conditions of this Agreement will be effective or binding unless such waiver is in writing and is signed by the parties hereto, nor will this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by the parties. Waiver by any party of any term, provision or condition of this Agreement will not be construed to be a waiver of any other term, provision or condition nor will such waiver be deemed a subsequent waiver of the same term, provision or condition.

10.7 Amendment. This Agreement may be amended, any consent under this Agreement may be given, or any provision of this Agreement may be waived; provided, however, that any such amendment, consent or waiver shall be binding upon IBP and Service Company only if set forth in a writing executed by the Investors, the Agent on behalf of the Required Lenders, IBP and Service Company, respectively, referring specifically to the provision alleged to have been amended, consented to or waived; provided, further, that in the event that the Investors, collectively, hold less than five percent (5%) of the Common Units, the approval rights of the Investors set forth in this Section 10.7 shall terminate.

10.8 Actions by Investors. Any actions to be taken, or permitted to be taken, hereunder by the Investors, or any approval or consent of the Investors hereunder, shall require the action, approval or consent of the Investors holding a majority in interest of the Common Units held by all of the Investors, provided that any increase in the Service Fee or any other amounts payable hereunder shall also require the approval of (a) OCM if at the time of such increase OCM owns Series A-1 Preferred Units of Parent and (b) SOF, Primus Investment and Primus Executive (acting by a majority in interest of their Series B Units) if at the time of such increase any of them own Series B Preferred Units of Parent.

10.9 Severability. In the event any provision in this Agreement will be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

10.10 Notices. Any notice required or which may be given hereunder will be in writing and will be deemed to have been given (a) when delivered to the addressee in person, (b) when telexed or faxed by means confirming receipt, and, if notice is telexed or faxed, a copy will be mailed by registered or certified mail, return receipt requested and postage prepaid, (c) when sent by registered or certified mail, return receipt requested and postage prepaid, four (4) days after the date of mailing or (d) when sent by express mail or courier service, postage or charges prepaid, on the date of scheduled delivery, in each case, addressed to the parties as set forth below or to the addresses specified from time to time by the parties pursuant to this Section 10.7:

If to IBP:

Installed Building Products, LLC

495 South High Street, Suite 50

Columbus, Ohio 43215

Attention:    President

Facsimile:   (614) 221-3214

If to Service Company:

IBP Holding Company

495 South High Street, Suite 50

Columbus, Ohio 43215

Attention:    President

Facsimile:   (614) 221-3214

If to Investors:

c/o Stonehenge Opportunity Fund LLC

191 West Nationwide Boulevard, Suite 600

Columbus, Ohio 43215

Attention:    Michael H. Thomas

Facsimile:   (614) 246-2431

OCM IBP Holdings, Inc.

c/o Oaktree Capital Management

1301 Avenue of the Americas

34th Floor

New York, NY 10019

Attention:    William Sacher and Raj Makam

Facsimile:    (212) 284-1969

If to the Agent:

JPMorgan Chase Bank, N.A.

1 Bank One Plaza, IL1-0010

Chicago, Illinois 60670

Attn:    Loan and Agency Services Group, Tess Siao

Facsimile:      (312) 385-7097

10.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), each of which will be deemed an original and all of which together will constitute one and the same instrument.

10.12 Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform (including, but not limited to fire, flood or other catastrophe, acts of God, legal acts of a public authority, strikes, riots, public utility failure or power supply), unless conclusive evidence to the contrary is provided, the party so affected will, on giving written notice to the other party, be excused from such performance to the extent of and for the period of such prevention, restriction, interference or delay, provided that the affected party will use its best efforts to avoid or remove such causes of nonperformance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties will cooperate in good faith in order to determine any modification of the terms of this Agreement that may be required in order to arrive at an equitable solution.

10.13 Successors and Assigns. This Agreement will be binding upon inure to the benefit of the parties and their respective successors and permitted assigns.

[remainder of page intentionally left blank — signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of April     , 2010.

INSTALLED BUILDING PRODUCTS, LLC		IBP HOLDING COMPANY

By:	/s/ Michael T. Miller	By:	/s/ Michael T. Miller
	Michael T. Miller		Michael T. Miller
	Executive Vice President - Finance		Executive Vice President - Finance

STONEHENGE OPPORTUNITY FUND LLC		PRIMUS EXECUTIVE FUND V LIMITED PARTNERSHIP

By: Stonehenge Holdings, Inc., its Manager		By: Primus Venture Partners V, L.L.C., its General Partner

By:	/s/ Michael H. Thomas	By:	/s/ William C. Mulligan
Name:	Michael H. Thomas	Name:
Title:	Authorized Signer	Title:

PRIMUS IBP INVESTMENT, LLC		OCM IBP Holdings, Inc.

By:	/s/ William C. Mulligan	By:	/s/ William B. Sacher
Name:		Name:	William B. Sacher
Title:		Title:	Authorized Signatory

[Signature Page to Management Agreement]

EXHIBIT A

SCHEDULE OF SERVICES TO BE PROVIDED

1. Providing general management services relating to the operations of IBP.

2. Preparing returns and processing payment, for and on behalf of IBP, sales and use taxes, property taxes, state and local business and occupation taxes, and state and local income taxes, as appropriate and debiting the same to the account of IBP.

3. Providing management services with respect to industrial relations and human resources, including, without limitation:

a. Consulting with respect to personnel recruitment and selection procedures.

b. Consulting with respect to training and development programs.

c. Consulting with respect to employment forms.

d. Managing all aspects of the workers compensation programs, including, without limitation, risk management and claims review.

4. Performing any and all services that are reasonably necessary or desirable to accomplish any of the following functions: payroll, employee benefit plan administration, tax and insurance, human resources and legal, accounting, and public relations.

5. Providing purchasing and leasing services.

6. Providing accounting services, including maintenance of accounting records, preparing financial statements, tax returns and related matters, all on a timely basis.

7. Acquisition identification, analysis, negotiation, closing and integration.

8. Managing the relationships and terms of business with major customers and vendors.

9. Fleet management.

10. Information technology and systems and security maintenance and management, including, without limitation, maintaining “JobCore” and IBP’s accounting systems.

11. Financial management, including, without limitation, obtaining capital resources and complying with all related contractual obligations.

12. Managing IBP’s and its Affiliates’ compliance with all laws, regulations and administrative rules.

13. Reviewing, authorizing and paying vendor invoices.

14. Managing and accounting for the assets of IBP and its Affiliates.

15. Preparing IBP’s annual business plan and budget on a timely basis.

16. Billing, collecting, reconciling and otherwise accounting for accounts receivable.

17. Any other services as agreed to by the parties or as performed by Service Company as of December 31, 2003.

A-2